AGREEMENT

     This Agreement (the "Agreement") is among Marvin D. Brody, ("Brody), Quentin P. Smith ("Smith") and Employee Solutions, Inc., an Arizona corporation (the "Company).

     For good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties wish to provide for the matters set forth herein. It is therefore agreed that:

1. Brody irrevocably resigns as a Director of the Company, effective November 8, 1999 (the "Effective Date").

2. On the Effective Date, Section 3 of the Memorandum of Understanding between the Company and Brody dated effective August 6, 1998 (the "MOU") shall be terminated.

3. Within two business days of the Effective Date, the Company shall make a lump-sum payment to Brody in an amount equal to the sum of (a) all amounts earned by Brody under Section 3 of the MOU as of the Effective Date and not yet paid by ESI, plus (b) all amounts that would be earned by Brody if
     Section 3 of the MOU were to remain in effect through July 2000.

4. Brody agrees that, for a period of 15 years following the Effective Date, Brody will not vote (or cause or permit to be voted) any shares of Common Stock of ESI beneficially owned by Brody, and will not cause or encourage any other person (as such term is defined under the federal securities laws) to vote (or cause or permit to be voted) any shares of Common Stock of ESI beneficially owned by any other person, or otherwise take any action, directly or indirectly, in favor or support of the election to the Company's Board of Directors of Brody or any affiliate or associate (as such terms are defined under federal securities laws) of Brody.

5.   Brody agrees,  for a period of 15 years  following the Effective Date, that
     (a) he will not seek to be nominated or accept a nomination for a position on the Company's Board of Directors, and if so nominated will decline to be a candidate for election; and (b) he will not accept a position on the Company's Board of Directors if elected, and will immediately resign from such position if elected.

6. It is agreed that the provisions of Sections 1, 4 and 5 are reasonable, but it is recognized that damages in the event of the breach of any of the provisions will be difficult or impossible to ascertain; and, therefore, Brody agrees that, in addition to and without limiting any other right or remedy which it may have, the Company shall have the right to have an injunction against Brody, in the Company's discretion, issued by a court of competent jurisdiction enjoining any such breach.

7. Effective as of the Effective Date, Brody hereby fully and forever releases and discharges the Company and its parents, affiliates and subsidiaries, including all predecessors and successors, assigns, officers, directors, trustees, executives, agents and attorneys, past and present, from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law, equity or otherwise, whether known or unknown, based on any occurrence of circumstance prior to the date hereof. The foregoing release does not extend to claims solely to enforce the Company's obligations under this Agreement or the MOU.

8. Effective as of the Effective Date, the Company hereby fully and forever releases and discharges the Brody and his agents and attorneys, past and present, from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law, equity or otherwise, whether known or unknown, based on any occurrence of circumstance prior to the date hereof. The foregoing release does not extend to claims solely to enforce Brody's obligations under this Agreement or the MOU.

9. The parties agree that Smith has a substantial interest in the entering into and enforcement of Sections 4, 5 and 6 of this Agreement by virtue of his position as a substantial shareholder of the Company.

10. This Agreement shall be governed in all respects by the laws of the State of Arizona, and exclusive venue for any controversy or claim arising out of, or relating to, this Agreement, or its breach, shall lie in Phoenix, Maricopa County, Arizona.

11. Each party shall be responsible for its own fees and expenses (including legal fees) in connection with this Agreement. This Agreement shall be binding upon the parties and their respective successors and assigns.

12. This Agreement, together with the MOU and the Indemnification Agreement between the Company and Brody dated November 21, 1996 (the "Other
     Agreements") constitutes the final written expression of all of the agreements between the Brody and the Company, and is a complete and exclusive statement of those terms. It supersedes all understandings and negotiations concerning the matters specified herein (including all prior written agreements and arrangements, if any), except as provided in the Other Agreements. Any representations, promises, warranties or statements made by Brody or the Company that differ in any way from the terms of this Agreement or the Other Agreements shall be given no force or effect. No addition to or modification of any provision of this Agreement shall be binding upon any party unless made in writing and signed by all parties hereto.

13.  This Agreement shall be effective when signed by all of the parties hereto.

EMPLOYEE SOLUTIONS, INC., an Arizona corporation


By: /s/ Quentin P. Smith
    --------------------
    Quentin P. Smith, Jr.
    President and CEO


    /s/ Marvin D. Brody
    --------------------
    Marvin D. Brody


----------------------------
Quentin P. Smith, Jr.